Item 77C

REAL ESTATE SECURITIES FUND, INC.

The Registrant incorporates by reference Scudder RREEF Securities Trust's proxy statement filed on September 6, 2002 (Accession No. 0000950116-02-002065).


                       SHAREHOLDER RESPONSE SUMMARY REPORT
                            DEUTSCHE ASSET MANAGEMENT
                        REAL ESTATE SECURITIES FUND, INC.
                                OCTOBER 17, 2002

     To approve the Agreement and Plan of Reorganization (the "Plan") between the Fund and RREEF Securities Trust (the "Trust"). Under the Plan, the Fund will transfer all of its asset and liabilities to Scudder RREEF Real Estate Securities Fund ("Scudder RREEF Fund"), a series of the Trust, in exchange for shares of the Scudder RREEF Fund. The Fund will then distribute the shares received from the Scudder RREEF Fund proportionately to its shareholders and then terminate.

                  No. of Shares     % of Outstanding Shares   % of Shares Voted

Affirmative        801,546,477        44.423                        97.981
Against              9,152.162          .507                         1.116
Abstain              9,875.458          .547                         1.203

TOTAL              820,574.097        45.477                       100.000

Record Total               1,804,370.052 shares
Voted Shares               820,574.097 shares
Percent Voted              45.477%